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                                                                     EXHIBIT 2.3

                                  AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                             SHARES RIGHTS AGREEMENT

        This amendment to the Second Amended and Restated Shares Rights Agreement (the "Amendment"), dated as of April 14, 1999, is entered into by and between Sun Microsystems, Inc., a Delaware corporation (the "Company"), and BankBoston, N.A. (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent are parties to that certain Second Amended and Restated Shares Rights Agreement dated as of February 11, 1998 (the "Rights Plan");

        WHEREAS, the Rights Plan contains terms restricting the ability of the Company's Board of Directors to amend the Rights Plan or redeem the Rights issued thereunder under certain circumstances;

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Plan to remove such terms as set forth herein and the Rights Agent has agreed to the Amendment of Rights Plan as set forth herein; and

        WHEREAS, pursuant to Section 27 of the Rights Plan, the Rights Plan may be amended as set forth herein without approval of the holders of the Rights (as defined in the Rights Plan).

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

        1.      Amendment of Rights Plan. Effective as of the date hereof,

                (a) Each of Section 1(k) (definition of "Interested Person") and Section 1(y) (definition of "Transaction") is deleted from the Rights Plan in its entirety.

                (b) Each of Section 23(c) (concerning redemption) and the last sentence of Section 27 (concerning amendment) is deleted from the Rights Plan in its entirety.

        2. Rights Plan in Full Force and Effect. Except as amended hereby, the Rights Plan shall remain in full force and effect.

        3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to


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                contracts to be made and performed entirely within such State.

        4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



"COMPANY"                            SUN MICROSYSTEMS, INC.

                                     By: /s/ MICHAEL H. MORRIS
                                        ----------------------------------------

                                     Name:   Michael H. Morris
                                          --------------------------------------

                                     Title:  Vice President, General Counsel
                                             and Secretary
                                           -------------------------------------



"RIGHTS AGENT"                       BANKBOSTON, N.A.


                                     By: /s/ BRITTA PUSCHENDORF
                                        ----------------------------------------

                                     Name:   Britta Puschendorf
                                          --------------------------------------

                                     Title:  Senior Account Manager
                                           -------------------------------------